SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                              ---------------

                                SCHEDULE 13G

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. 1)(1)


                            THE SHAW GROUP INC.
                              (NAME OF ISSUER)


                                COMMON STOCK
                       (TITLE OF CLASS OF SECURITIES)


                                 820280105
                               (CUSIP NUMBER)


                              OCTOBER 12, 2000
          (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_|  RULE 13D-1(b)

|X|  RULE 13D-1(c)

|_|  RULE 13D-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO. 820280105              13G                   PAGE  2  OF  6  PAGES

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1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Stone & Webster, Incorporated (Debtor-In-Possession), 13-5416910

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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) |_|
                                                           (b) |_|

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3      SEC USE ONLY

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4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

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     NUMBER OF         5    SOLE VOTING POWER
       SHARES               0.0
    BENEFICIALLY       -------------------------------------------------------
      OWNED BY         6    SHARED VOTING POWER
        EACH                 0.0
     REPORTING         -------------------------------------------------------
       PERSON          7    SOLE DISPOSITIVE POWER
        WITH                 0.0
                       -------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                             0.0
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0.0

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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   |_|
       SHARES

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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%

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12     TYPE OF REPORTING PERSON
       CO
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ITEM 1(a).  NAME OF ISSUER:

        The Shaw Group, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        8545 United Plaza Boulevard
        Baton Rouge, LA 70809

ITEM 2(a).  NAMES OF PERSONS FILING:

        Stone & Webster, Incorporated
        (Debtor-in-Possession) (the "Registrant")

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        245 Summer Street
        Boston, Massachusetts 02210

ITEM 2(c).  CITIZENSHIP:

        Delaware

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

        Common Stock, $1.00 par value

ITEM 2(e).  CUSIP NUMBER:

        820280105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        Not applicable.

ITEM 4.     OWNERSHIP.

            (a) AMOUNT BENEFICIALLY OWNED:

                0.0

            (b) PERCENT OF CLASS:

                0.0%

            (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                0.0

            (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                0.0

           (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                0.0

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                0.0

           (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                0.0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURES


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 28, 2000


                              /s/ James P. Jones
                              ---------------------------------------
                              Name:  James P. Jones
                              Title: Vice President, Secretary and
                                     General Counsel